Exhibit 10.1

CHANNELL COMMERCIAL CORPORATION

LONG-TERM INCENTIVE PLAN

1.              Preface

In accordance with the Channell Commercial Corporation 2004 Incentive Bonus Plan (the “Incentive Bonus Plan”),  the Compensation Committee (the “Committee”) of the Board of Directors of Channell Commercial Corporation, a Delaware corporation (the “Company”) has implemented this Long-Term Incentive Plan (this “Plan”) effective as of December 9, 2003.  The purpose of this Plan is to provide additional compensation as an incentive to specified executive officers of the Company to attain the market capitalization goals set forth below and to ensure the continued availability of their full-time or part-time services to the Company and its subsidiary and affiliated corporations.  Certain capitalized terms used in this Plan are defined in Exhibit A hereto.

The terms of the Incentive Bonus Plan shall govern the administration of this Plan.  In the event any provision or provisions of this Plan conflict with a provision or provisions of the Incentive Bonus Plan, the applicable provision or provisions of the Incentive Bonus Plan shall control.

2.              Participants

The participant (the “Participant”) in this Plan shall be the Chief Executive Officer of the Company.

3.              Awards

a.                                       Market Capitalization Criteria

This Plan provides awards based on achieving goals for individual fiscal years during, as well as cumulative goals for, the period from January 1, 2004 to December 31, 2006 (the “Three Year Service Period”).  Subject to the following conditions, the Participant shall be entitled to the following awards:

(a)                                  for each fiscal year during the Three Year Service Period, if the Percentage Market Capitalization Increase for such year equals or exceeds ten percent (10%), the Participant shall be entitled to an award equal to three percent (3%) of the Absolute Market Capitalization Increase for such year (each yearly award, an “Annual Award”); provided, that no Annual Award shall exceed $500,000; and

(b)                                 if the Percentage Market Capitalization Increase for the Three Year Service Period equals or exceeds thirty percent (30%), the Participant shall be entitled to an award equal to four percent (4%) of the Absolute Market Capitalization Increase for such period (the “Three Year Award”); provided, that the Three Year Award shall not exceed $1,300,000.

However, and notwithstanding anything in the foregoing to the contrary, the aggregate amount of Annual Awards and the Three Year Award payable hereunder shall not exceed $1,300,000.

b.                                       High Water Provision

Notwithstanding any provision of this Plan to the contrary, the Participant shall not be entitled to receive an Annual Award for a given fiscal year unless the Market Capitalization for such fiscal year exceeds one hundred ten percent (110%) of the Market Capitalization for the most recently preceding fiscal year during which an Annual Award was earned.

c.                                       Criteria Shortfalls

If the Participant is not entitled to an Annual Award (an “Unearned Award”) during a given fiscal year because the market capitalization goal for such year set forth in Section 3.a of this Plan is not met, the Participant shall be entitled to receive such Unearned Award in any subsequent fiscal year (in addition to an Annual Award for such subsequent fiscal year) during which the market capitalization shortfall is recovered; provided, that the Participant has otherwise earned an Annual Award for such subsequent fiscal year; provided further, that the aggregate award received by the Participant for such fiscal year does not exceed the limit set forth in Section 3.a of this Plan.

d.                                       Changes in Capitalization

In the event of a Change in Capitalization of the Company during an award period, the Absolute Market Capitalization Increase for such award period shall be calculated to exclude the effect of such Change in Capitalization.  Such calculation shall be performed by the Committee, in its good faith reasonable discretion.  In the event that Participant disagrees with the Committee’s calculation to exclude the effect of such Change in Capitalization, Participant shall so inform the Committee within 30 days following Participant’s being advised of such calculation.  Thereafter, the Committee and Participant shall confer in an attempt to resolve their disagreement.  If they have been unable to resolve their disagreement within 30 days following Participant’s notice of disagreement, then the matter shall be referred to an independent third party financial markets professional to resolve the unresolved issues.  Such professional shall be selected by mutual agreement of the Committee and Participant.  The determination by such professional shall be final and binding on the parties.

4.              Payment

Payment of an award under this Plan shall be made on or before December 31 of the fiscal year during which the applicable market capitalization target is met, subject to the certification of the Committee required by Section 6.2 of the Incentive Bonus Plan.  All awards under this Plan will be subject to withholding for applicable employment and income taxes, and shall be paid in cash.

5.              Termination of Employment

An award that would otherwise be payable to a Participant  who is not employed by the Company on the last day of an award period will not be paid, except that, the award will be paid on a prorated basis (proration based upon the number of days of service relative to the full number of days in the award period) in the event that, before the end of such award period, the Participant dies, becomes “disabled,” retires in accordance with the Company’s policies, is involuntarily terminated by the Company without “cause,” or voluntarily terminates his employment with the Company for “good reason,” or if a “change of control” of the Company occurs.  For purposes of this paragraph, the terms “cause,” “good reason,” and “change of control” shall be as defined in the Participant’s employment agreement with the Company, or, if not so defined, shall be defined in writing by the Committee at the time of the grant of the award.

6.              Administration

This Plan will be administered and interpreted by the Committee pursuant to the authority granted to the Committee in the Incentive Bonus Plan.

7.              Term

This Plan shall continue in place so long as the Incentive Bonus Plan remains effective, unless earlier terminated by the Committee in its sole discretion.

EXHIBIT A

Defined Terms

“Absolute Market Capitalization Increase” means, (1) for any fiscal year, the Market Capitalization for such fiscal year minus the Market Capitalization for the immediately preceding fiscal year, or, (2) for any period longer than one fiscal year, the Market Capitalization for the last fiscal year in such period minus the Market Capitalization for the first fiscal year in such period.

“Change in Capitalization” means a material change in the equity or debt capitalization of the Company (including, without limitation, a secondary offering of Common Stock or material debt incurrence), as determined by the Committee in its sole discretion, which determination shall be final and binding.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

 “Market Capitalization” means, generally, for any fiscal year, the average daily closing sales price of one share of Common Stock for the trading days in August and September of such year, as reported on the NASDAQ National Market, multiplied by the average number of shares of Common Stock outstanding at the close of trading on such days.  However, the beginning “Market Capitalization” for purpose of determining whether the 2004 Annual Award and/or the Three Year Award have been earned will be based upon the closing sales price of one share of Common Stock on December 9, 2003 (the date of the Participant’s Employment Agreement pursuant to which the LTIP was committed), as reported on the NASDAQ National Market, multiplied by the number of shares of Common Stock outstanding at the close of trading on that date.

“Percentage Market Capitalization Increase” means, (1) for any fiscal year, the Absolute Market Capitalization Increase for such fiscal year divided by the Market Capitalization for the immediately preceding fiscal year, or, (2) for any period longer than one fiscal year, the Absolute Market Capitalization Increase for such period divided by the Market Capitalization for the first fiscal year in such period.